EXHIBIT 10.4

LETTER OF STOCK OPTION GRANT
ORTHOLOGIC CORP.

March 3, 2005

Dr. James M. Pusey
OrthoLogic Corp.
1275 West Washington
Tempe, Arizona 85281

RE:	OrthoLogic Corp. Stock Option Grant (300,000 Shares)

Dear Dr. Pusey:

     In connection with your employment with OrthoLogic Corp. (the “Company”), the Company is offering you a nonqualified stock option to purchase shares of Company stock. The option is subject to the following terms and conditions:

     1. Grant of Option. The Company hereby grants to you a nonqualified stock option to purchase from the Company upon the terms and conditions and at the times hereinafter set forth, an aggregate of 300,000 shares of the common stock, $.0005 par value, of the Company (the “Shares”) at a purchase price of $5.88 per Share. The date of grant of this option is March 3, 2005 (hereinafter referred to as the “Option Date”).

     2. Exercisability of Option. This option shall be immediately exercisable as to 10% of the total shares covered by this option and shall become exercisable as to 1/48 of the remaining 90% for each full month of employment with the Company after the Option Date (5,625 shares per month), so that, by way of example, the option will be exercisable for 107,500 shares if you continue in employment for one full year, 165,000 shares if you continue in employment for two full years, 232,500 shares if you continue in employment for three full years and all 300,000 shares if you continue in employment for four full years. No fractional shares shall be issued upon exercise of this option and if the application of the fractions set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share.

     Notwithstanding the foregoing, upon a Change in Control, you shall be entitled to exercise this option with respect to all shares covered by this option (300,000 shares); provided, however, that if the Company shall, on or before the date of such Change of Control, request that

Dr. James M. Pusey
March 3, 2005

you remain in the employ of the Company following the Change of Control, then you shall be entitled to exercise this option with respect to the greater of (i) 90% of the shares covered by this option (270,000 shares) or (ii) the number of shares then exercisable as of the Change in Control, and the remaining portion of this option shall become exercisable upon your completion of six months service thereafter or, if earlier, the date on which the Company terminates your employment.

     For purposes of this Letter of Grant, the term “Change of Control” shall be defined as a change in ownership or control of the Company effected through any of the following transactions: (a) a statutory share exchange, merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (b) any stockholder approved transfer or other disposition of all or substantially all of the Company’s assets (whether held directly or indirectly through one or more controlled subsidiaries) except to or with a wholly-owned subsidiary of the Company); or (c) the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to transactions with the Company’s stockholders.

     3. Termination of Option. Notwithstanding anything to the contrary herein, the extent to which this option may be exercised shall not increase after your employment with the Company terminates, and this option shall not be exercisable after the earliest of (i) the tenth anniversary of the Option Date; (ii) two years after the date your employment with the Company terminates, if such termination is for any reason other than permanent disability, death, or cause; (iii) the date your employment terminates, if such termination is for cause; or (iv) three years after the date your employment with the Company terminates, if such termination is the result of death or permanent disability. For purposes of this Letter of Grant, cause shall be determined pursuant to your employment agreement then in effect and if you are not then subject to an employment agreement, in the Company’s reasonable discretion.

     4. Registration. The Company shall use its reasonable best efforts to register with the United States Securities and Exchange Commission within 90 days of the date hereof and maintain in effect at all times thereafter a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), in respect of all shares issuable to you to pursuant to the options granted hereunder; provided that this covenant shall not apply from and after the date on which you are entitled to sell such shares pursuant to Rule 144(k) under the Securities Act.

     5. Nontransferability. This option shall not be transferable otherwise than by will or by the laws of descent and distribution, and the options shall be exercisable only by (a) you,

Dr. James M. Pusey
March 3, 2005

during your lifetime (except as contemplated by the next clause); or (b) your legal representative or a person who acquired the right to exercise these options by bequest or inheritance, during the three-year period referred to in Section 3(iv) hereof. Any attempted transfer in violation of this restriction shall be void.

     6. Other Conditions and Limitations. Unless the Shares are subject to a then effective registration statement under the Securities Act of 1933, upon exercise of this option (in whole or in part) and the issuance of the Shares, the Company shall instruct its transfer agent to enter stop transfer orders with respect to Shares, and all certificates representing the Shares shall bear on the face thereof substantially the following legend:

“The shares of common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of unless registered pursuant to the provisions of that Act or an opinion of counsel to the Company is obtained stating that such disposition is in compliance with an available exemption from such registration.”

     7. Exercise of Option. You may exercise the option including the number of Shares that you are intending to acquire, accompanied by the full exercise price, only by giving the Company written notice by personal hand delivery, by professional overnight delivery service, or by registered or certified mail, postage prepaid with return receipt requested, at the following address:

Chief Financial Officer
OrthoLogic Corp.
1275 West Washington Street
Tempe, AZ 85281

     Payment of the option price shall be made either in (i) cash or by check, or (ii) at your request and with the approval of the Company, by delivering shares of the Company’s common stock which have been beneficially owned by you for a period of at least six months prior to the time of exercise (“Delivered Stock”) or a combination of cash and Delivered Stock. Payment in the form of Delivered Stock shall be in the amount of the fair market value of the stock at the date of exercise.

     8. Valuation and Withholding. If required by applicable regulations, the Company shall, at the time of issuance of any Shares purchased, provide you with a statement of valuation of the Shares issued. The Company shall be entitled to withhold amounts from your compensation or otherwise to receive an amount adequate to provide for any applicable federal, state and local income taxes (or require you to remit such amount as a condition of issuance). The Company may, in its discretion, satisfy any such withholding requirement, in whole or in

Dr. James M. Pusey
March 3, 2005

part, by withholding from the shares to be issued the number of shares that would satisfy the withholding amount due.

     9. Miscellaneous. You will have no rights as a stockholder with respect to the Shares until the exercise of the option and payment of the full purchase price therefor in accordance with this Letter of Grant. Nothing herein contained shall impose any obligation on the Company or any parent or subsidiary of the Company or on you with respect to your continued employment by the Company or any parent or subsidiary of the Company. Nothing herein contained shall impose any obligation upon you to exercise this option.

     10. Governing Law. This Letter of Grant shall be subject to and construed in accordance with the law of the State of Arizona, except as may be required by the Delaware General Corporation Law or the federal securities laws. Venue for any action arising from or relating to this Agreement shall lie exclusively in Superior Court, Maricopa County, Arizona or the United States District Court for the District of Arizona, Phoenix Division.

     11. Communication. No notice or other communication under this Letter of Grant shall be effective unless the same is in writing and is personally hand-delivered, or is sent by professional overnight delivery service or mailed by registered or certified mail, postage prepaid and with return receipt requested, addressed to:

(a)	the Company at the address set forth in Section 7 above, or such other address as the Company has designated in writing to you, in accordance with the provisions hereof, or

(b)	you at the address set forth at the beginning of this letter, or such other address as you have designated in writing to the Company, in accordance with the provisions hereof.

     12. Share Amounts. All share amounts set forth in this Agreement shall be equitably adjusted to reflect stock splits, stock dividends, stock combinations, reorganizations and the like.

     13. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be executed and delivered by facsimile.

Dr. James M. Pusey
March 3, 2005

     You should execute the enclosed copy of this Letter of Grant and return it to the Company as soon as possible. The additional copy is for your records.

Very truly yours, ORTHOLOGIC CORP.
By:	/s/ Jock M. Holliman, III
Jock M. Holliman, III
Chairman of the Board

ACCEPTED AND AGREED TO:

/s/ James M. Pusey

James M. Pusey

Date:	03/03/2005